Exhibit 99.1
MERCANTILE BANCORP STREAMLINES OPERATING
STRUCTURE: CONSOLIDATES BANK CHARTER
Move Facilitates Expanding Trust Department Opportunities
Positions Company for Future Expansion, Operating Efficiencies
Quincy, IL, October 16, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced its Board of Directors has approved plans to merge Farmers State Bank of Northern Missouri into the company’s flagship bank, Mercantile Trust & Savings Bank. Farmers, wholly owned by Mercantile Bancorp since 1999, will operate as market branches of Mercantile Trust & Savings Bank in Farmers’ current locations of Savannah and St. Joseph, Missouri.
Farmers’ David W. DeShon will continue as market president and will report to Mercantile Trust & Savings Bank President and CEO H. Blaine Strock. The merger is subject to regulatory approval and planned for an early second quarter 2008 execution.
Farmers, a $98.5 million asset bank, is based in Savannah, Missouri and expanded into nearby St. Joseph in 2002. The St. Joseph market, which is about the same size as the Quincy market and which serves as a regional hub of economic activity in northwest Missouri, has been very receptive to bank-offered brokerage and trust services, Mercantile noted. Farmers started a Raymond James brokerage unit with several investment advisors two years ago, and that brokerage unit has grown significantly, while extension of Mercantile trust services has gained traction as well.
“Farmers, through Raymond James, has very successfully demonstrated the ability to deliver quality asset management services through its community bank platform,” explained Ted T. Awerkamp, Mercantile Bancorp’s President and CEO. “These are exactly the kind of markets our banks serve. Farmers State has given us a template for expanding our financial management services at several of our wholly owned banks. It makes sense at this juncture to meld the banking operations of Farmers and Mercantile to further facilitate the efficiencies and successes the brokerage and trust services at these two banks have achieved, and continue work to replicate those successes throughout our network of banks.”
The Company also announced that it has applied with regulators to change the name of Mercantile Trust & Savings Bank to Mercantile Bank. If the regulators approve the change, the Company anticipates January 1, 2008 being the effective date. The change, noted Awerkamp, creates a simpler, more memorable identity and would facilitate any future branching activity using the Mercantile Bank name and logo.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida. Mercantile offers a full range of commercial and consumer banking products and services, and has a thriving business in trust, asset management and brokerage services. Mercantile also has minority investments in 10 community banks in Missouri, Georgia, Florida, Colorado, California, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.

Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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